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                                                      OMB APPROVAL
---------------                                OMB Number :  3235-0287
FORM 4                                         Expires:  April 30, 1997
---------------                                Estimated average burden
                                               hours per response .... 0.5
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / CHECK BOX IF NO
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the
    OR FORM 5 OBLIGATIONS         Public Utility  Holding Company Act of 1935
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(B).                           Act of 1940
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
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  Tankersley,     Daniel              B.          United Foods, Inc. (UFDB)                     Issuer (Check all applicable)
---------------------------------------------------------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (Specify
  2611 Beech Bluff Road                           Person (Voluntary)           12/95            ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
                                                                             Date of Original
  Jackson,           TN              38301        ###-##-####                (Month/Year)              ------------------------
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  (City)           (State)           (Zip)     TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Owner-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         ship
                                   Day    ---------------------------------------                            Indirect       (Instr.
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            4)
                                                                  (D)                                        (Instr. 4)
United Foods, Inc. Class B Common  12/31/95  P           140,678   A         2.00
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United Foods, Inc. Class B Common  12/31/95  G*   V        6,153   A                            312,783          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                                               (Print or Type Responses)             SEC 1474 (3/91)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1. Title of Derivative 2. Conver- 3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount 8. Price
   Security               sion or    action     action      Derivative       cisable and     of Underlying       of
   (Instr. 3)             Exercise   Date       Code        Securities Ac-   Expiration      Securities          Deriv-
                          Price of   (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)    ative
                          Deriv-     Day/                   Disposed of (D)  (Month/Day/                         Secur-
                          ative      Year)                  (Instr. 3, 4,    Year)                               ity
                          Security                          and 5)                                               (Instr. 5)
                                                                          -----------------------------------
                                                                          Date    Expira-            Amount or
                                               -------------------------- Exer-   tion       Title   Number of
                                               Code  V     (A)     (D)    cisable Date               Shares
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

1. Title of Derivative  9. Num-     10. Owner- 11. Na-
   Security                ber of       ship       ture of
   (Instr. 3)              Deriv-       Form       Indirect
                           ative        of De-     Bene-
                           Secur-       rivative   ficial
                           ities        Secur-     Owner-
                           Bene-        ity:       ship
                           ficially     Direct     (Instr. 4)
                           Owned        (D)
                           at End       or Indi-
                           of Month     rect (l)
                           (Instr. 4)   (Instr. 4)
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Explanation of Responses:

 * Gift from  spouse.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.      /s/   Daniel B. Tankersley    1/10/96
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date



Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3/91)
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